MEMORANDUM

DATE: October 18, 2001

TO: File

FROM: Michael Lodge

RE: Item 77(i): Form N-SAR for Fidelity Select Portfolios®

Pursuant to a Board approved vote on May 17, 2001, Fidelity Select Portfolios commenced a new series of shares (Select Pharmaceuticals Portfolio) on June 18, 2001